Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED 15 MARCH, 2020

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED 15 MARCH 2020

INDEX TO CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Consolidated Pro Forma Statement of Profit or Loss and Other Comprehensive Income	F-3-F-4
Consolidated Prp Forma Statement of Financial Position	F-5
Notes to Consolidated Financial Statements	F-6-F-7

The following unaudited pro forma condensed combined financial position as of 15 March 2020 and the unaudited pro forma condensed combined statement of operations for the year ended 31 March 2019 and Interim period ended 15 March 2020 are based on the historical financial statements of DDC CATV Networks Private Limited (“DDC CATV”), and Lytus Technologies Holdings Private Limited (collectively the "Lytus Group" or “the Company”) after giving effect to DDC CATV acquisition by the LYTUS GROUP on 15 March 2020 and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. There were no historical consolidated financial statements of Lytus Group for the Period from 1 April 2019 to 15 March 2020 as the Company was incorporated on16 March 2020 and accordingly the historical figures of Lytus Group are considered as “Nil”.

The acquisition has been accounted for using the acquisition accounting method, as described in Note 1 to these unaudited pro forma condensed combined financial statements. The DDC CATV tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of 15 March 2020, the closing date of the acquisition. The excess purchase price over the value of the net assets acquired was recorded as goodwill.

The unaudited pro forma condensed combined financial position of March 15, 2020 is presented as if the acquisition of the DDC CATV had occurred on 1 April 2018 and is derived from the unaudited standalone financial position of DDC CATV and the unaudited financial position of Lytus Group at 15 March 2020 and gives effect to certain pro forma adjustments. The unaudited pro forma condensed combined statement of operations for the period ended 15 March 2020 are derived from the historical statements of operations of DDC CATV and the Company are presented as if the acquisition and incorporation of the Company occurred/happened on 1 April 2018 and give effect to certain pro forma adjustments.

The functional and reporting currency of the DDC CATV and Lytus Group is “INR” and “USD”. The statements and notes were translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The financial position as of 15 March 2020 was translated at the exchange rate as of that date of 73.9040 INR to the U.S. Dollar. The statement of operations for the period ended 15 March 2020 and 31 March 2019 were translated at the average exchange rate of 70.9702 and 69.9202 respectively INR to the U.S. Dollar. Note 1, which describes the terms of the acquisition, was translated at the exchange rate of 73.9040 INR to the U.S. Dollar as of the date of the close of the transaction, 15 March 2020. In the other notes to the financial statements, the exchange rate used for assets and liabilities was the rate as of 15 March 2020 and the exchange rate used for expenses was the average rate for the period ended 15 March 2020 and 31 March 2019 respectively, as applicable.

The unaudited pro forma condensed combined statement of operations are based upon the historical financial statements of DDC CATV, and the Company and include all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only, in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the consolidated financial position or performance of operations in future year or the performance that actually would have been realized had DDC CATV and the Company been a combined company during the specified year. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements;

There were no historical consolidated financial statements of Lytus Group for the Period from 1 April 2019 to 15 March 2020 as the Company was incorporated on16 March 2020 and accordingly the historical figures of Lytus Group are considered as “Nil”. The audited historical consolidated financial statements of Lytus Group for the period 16 March 2020 (date of inception) through 31 March 2020 and the related notes thereto, included in F-1 and the unaudited standalone financial statements of DDC CATV for the period ended 15 March 2020, audited standalone financial statement for the year ended 31 March 2019 and the related notes thereto, included in F-1.

The purchase price allocation for the DDC CATV takes into account the information management believes is reasonable.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended 31 March 2019

	Lytus Group Historical	DDC historical	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro forma combined
Income
Revenue from contract with customers	$-	$1,596,740	-		-		$1,596,740
Other operating income	-	1,877	-		-		1,877
Other income	-	-	-		-		-
		1,598,617					1,598,617
Expenses
Operating expenses	-	1,247,308	-		-		1,247,308
Depreciation	-	357,116	-		-		357,116
Amortisation of intangible assets	-	246	-		-		246
		1,604,670					1,604,670

Finance income	-	502	-		-		502
Finance cost	-	21,445	-		-		21,445
Profit/(Loss) for the year before taxation	-	(26,996)	-		-		(26,996)
Taxation		(7,080)					(7,080)
Profit/(Loss) for the year after taxation	-	(19,916)	-		-		(19,916)

Attributable to :
Controlling interests	-	(10,158)	-		-		(10,158)
Non - controlling interests	-	(9,758)	-		-		(9,758)

Other comprehensive income
Items that may reclassified to profit or loss
Foreign currency transalation reserves	-	126,304	-		-		126,304
Income tax relating to above item	-	32,524	-		-		32,524
Total other comprehensive income	-	93,780	-		-		93,780
Total comprehensive income for the year	$-	$73,864	-		-		$73,864
Attributable to :
Owner of the Company	-	37,671	-		-		37,671
Non - controlling interests	-	36,193	-		-		36,193
Earning per equity share of face value of Cents 10/- each
- Basic earnings per equity share (in US $.)	-						(0.07)
- Diluted earnings per equity share (in US $.)	-						(0.07)

See accompanying notes to the Unaudited Pro Forma CONDENSED   Combined Financial Information

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year period 15 March 2020

	Lytus Group Historical	DDC historical	Transaction accounting adjustments	Notes	Other Transaction accounting adjustments	Notes	Pro forma combined
Income
Revenue from contract with customers	$-	1,674,485	-		-		$1,674,485
Other operating income	-	-	-		-		-
Other income	-	-	-		-		0
	-	1,674,485					1,674,485
Expenses
Operating expenses	-	1,299,130	-		-		1,299,130
Depreciation	-	285,702	-		-		285,702
Amortisation of intangible assets	-	163	-		-		163
	-	1,584,995					1,584,995

Finance income	-	30	-		-		30
Finance cost	-	2,479	-		-		2,479
Profit/(Loss) for the year before taxation	-	87,041	-		-		87,041
Taxation	-	2,691					2,691
Profit/(Loss) for the year after taxation	-	84,350	-		-		84,350

Attributable to :
Owner of the Company	-	43,019	-		-		43,019
Non - controlling interests	-	41,331	-		-		41,331
Other comprehensive income
Items that may reclassified to profit or loss
Foreign currency transalation reserves	-	3,347	-		-		3,347
Income tax relating to above item	-		-		-		0
Total other comprehensive income	-	3,347	-		-		3,347
Total comprehensive income for the year	$-	81,003	-		-		$87,697

Attributable to :
Owner of the Company	-	41,312	-		-		41,312
Non - controlling interests	-	39,691	-		-		46,385
Earning per equity share of face value of Cents 10/- each
- Basic earnings per equity share (in US $.)	-						0.28
- Diluted earnings per equity share (in US $.)	-						0.28

See accompanying notes to the Unaudited Pro Forma CONDENSED Combined Financial Information

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITIONS

For the year ended 15 March 2020

	Lytus Group Historical	DDC CATV Historical	Pro-Forma Adjustments	Note No.	Pro-Forma Combined
ASSETS	$	$	$		$
Non-current assets
a) Property, plant and equipment	-	1,138,868	-		1,138,868
b) Intangible assets	-	391	-		391
c) Goodwill on consolidation	-	-	295,431	A	295,431
d) Investments in subsidiaries	270,514	-	(270,514)	A	-
e) Other non-current assets	-	-	-		-
f) Deferred tax assets	-	53,909	-		53,909
Total non-current assets	270,514	1,193,168	24,917		1,488,599

Current assets
a) Financial assets
(i) Other receivables	-	-	-		-
(ii) Trade receivables	-	428,847	-		428,847
(iii) Cash and cash equivalents	3,000	7,298	-		10,298
(iv) Others financial assets	-	39,643	-		39,643
b) Other current assets	-	121,060	-		121,060
Total current assets	3,000	596,848	-		599,848

Total assets	273,514	1,790,016	24,917		2,088,447

EQUITY AND LIABILITIES
Equity
a) Equity share capital	3,000	1,354	(1,354)	A	3,000
b) Other equity		(50,213)	50,213	A	-
Equity attributable to owners of the Company	3,000	(48,859)	48,859		3,000
Non Controlling interests		-	(23,942)	A	(23,942)

Total equity	3,000	(48,859)	24,917		(20,942)

Liabilities
Non-current liabilities
a) Other non-current liabilities	-	-			-
b) Deferred tax liability	-	-			-
Total non-current liabilities	-	-	-		-

Current liabilities
a) Financial liabilities
(i) Borrowings	-	1,625,021	-		1,625,021
(ii) Trade payables	-	72,563	-		72,563
(iii) Other financial liabilities	-	406	-		406
(iv) Security deposits	-	69,286	-		69,286
b) Other current liabilities	270,514	33,080	-		303,594
c) Current tax liability	-	38,519	-		38,519
Total current liabilities	270,514	1,838,875	-		2,109,389

Total liabilities	270,514	1,838,875	-		2,109,389

Total equity and liabilities	273,514	1,790,016	24,917		2,088,447

See accompanying notes to the Unaudited Pro Forma CONDENSED   Combined Financial Informational part of these statements.

LYTUS TECHNOLOGIES HOLDINGS PRIVATE LIMITED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL statementS
As of 15 March 2020

NOTE 1 — ACQUISATION OF DDC CATV

The Company has entered into the Share Subscription Agreement with DDC CATV Network Private Limited and its Promoters under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of US$ 1,194,822. The above option is subject to obtaining necessary regulatory approvals.

The statements and notes are translated into U.S. Dollars for use in the pro forma condensed combined financial statements as follows: The Balance Sheet as of 15 March 2020 was translated at the exchange rate as of that date of 73.9040 INR to the U.S. Dollar. The Statements of Operations for the period ended 15 March 2020 were translated at the average exchange rate 70.9702 INR to U.S. Dollar.

The Company accounted for its acquisition of the DDC CATV using the acquisition method of accounting. The Lytus India tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of the closing date of the acquisition. The excess of purchase price over the value of the net assets acquired was recorded as goodwill. The following table summarizes the acquisition accounting and the tangible and intangible assets acquired as of the date of acquisition:

Calculation of Goodwill upon Acquisition	(INR)	(USD)
Consideration transferred	19,992,000	$270,514
Add: Non-controlling interest – 49%	(1,769,238)	(23,940)
Less: DDCA TV Net Assets	(3,610,690)	(48,857)
Goodwill	21,833,452	$295,431

With this acquisition, the Group expects to increase its market share in India in Media and Internet Services market. Details of the business combination are as follows:

		(INR)	(USD)
Amount settled in cash		19,992,000	$265,410
Proportionate value of Non-controlling interest in DDC CATV		(1,769,238)	(23,940)
Total		18,222,762	246,574
Recognized amounts of identifiable net assets:
Property and equipment	84,155,801
Intangible assets	39,937
Deposits	2,929,765
Non-current loans and advances	348,710
Trade and other receivables	31,693,449
Cash and cash equivalents	539,345
Deferred tax assets	3,984,083
Other current assets	8,598,063
Borrowings	-125,215,932
Other liabilities	-5,289,195
Trade and other payables	-5,394,715
Net identifiable assets and liabilities		(3,610,690)	(48,857)
Goodwill		21,833,452	$295,431

NOTE 2 — ACQUISATION OF DDC CATV (Cont.)

Non-controlling interest in DDC India

The non-controlling interest in DDC India is measured at the proportionate value of net assets at the acquisition date.

Goodwill

Goodwill is the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present.

Goodwill recognized on the acquisition relates to the expected growth, cost synergies and the value of DDC CATV’s workforce which cannot be separately recognized as an intangible asset. This goodwill has been allocated to the Group’s wholesale segment and is not expected to be deductible for tax purposes.

Changes in Goodwill (Gross Carrying Amount)	(USD)
Balance at 1 April 2019	$295,431
Acquired through business combination	-
Net exchange differences	-
Balance at 15 March 2020	$295,431

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by the Group. The accounting policies of the DDC CATV was not deemed to be materially different to those adopted by the Group.

4. ACQUISITION-RELATED COSTS

In conjunction with the acquisition, the Group incurred acquisition-related charges, related primarily to investment banking, legal, accounting and other professional services.

5. PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company, DDC CATV and certain adjustments which the Company believes are reasonable to give effect to the acquisition of DDC CATV. These adjustments are based upon currently available information and certain assumptions, and therefore the actual impacts will likely differ from the pro forma adjustments.

The adjustments made in preparing the unaudited pro forma combined financial statements are as follows:

A.	To eliminate the Target Common Stock, Accumulated Deficit and Non-controlling interest accounting as part of the acquisition.

NOTE 6 — EARNINGS PER SHARE

Earnings per share consist of the following as of 15 March 2020:

2020 ($US)
Net income available to common shareholders	$84,350
Weighted average number of common shares	300,000
Par value	$0.01
Income per common share:
Basic income per common share	$0.28
Diluted income per common share	$0.28